The following email was sent by John A. Roberts, President and Chief Executive Officer of Cancer Genetics, Inc., to all employees of Cancer Genetics, Inc. at 8:25 am Eastern Time on September 18, 2018.

Team

I write to you now with great enthusiasm to announce that we have reached a major milestone for Cancer Genetics. This morning at 8:30 am ET we will be issuing the attached press release announcing that we will be merging Cancer Genetics with NovellusDx. You can see their website by following this link. https://www.novellusdx.com/

NovellusDx is a development stage business using innovative artificial intelligence/machine learning technology and advanced wet lab capabilities to provide biopharma and clinicians with functional information about mutations and their responses to drugs. NovellusDx's headquarters, laboratory and research and development operations are based in Jerusalem, Israel. They have approximately 24 people with impressive medical, clinical and analytical/technological expertise. This merger will accelerate our interests as a market leader in precision medicine – **it will be a very exciting opportunity for us to bring the best of both companies together as one.**

We will also be modifying the membership of our Board of Directors, and will gain several market leading professionals, along with successful industry investors who will lead a new round of financing to stabilize our balance sheet and provide us with growth capital to execute on our strategic plan to optimize and accelerate our business and get to profitability in the coming few quarters.

You will also see a Q&A document attached that should answer a few questions which may cross your mind immediately. We will hold our overdue Town Hall meeting at 12:00 pm ET today, so that we can talk more about this transaction and answer your other questions.

We are heading to very exciting times, and I wish to thank you for your loyalty and hard work.

Thank you

Jay

CANCER GENETICS INCORPORATED

Cancer Genetics Communication Document
Merger Announcement
September 18, 2018

What was Announced Today?

Cancer Genetics, Inc., a leader in enabling precision medicine for immuno-oncology and genomic medicine through molecular markers and diagnostics and NovellusDx (https://www.novellusdx.com), the leader in functional genomics, today announced the signing of a definitive agreement under which the two companies will merge.

What does it mean?

The NovellusDx name will cease and Cancer Genetics will be the surviving entity. Cancer Genetics will continue to trade under the symbol CGIX on the Nasdaq Stock Market. The merger is a merger of equals where the current shareholders of Cancer Genetics and NovellusDx will each own approximately 50% of the combined Company, prior to a planned financing which will take place in conjunction with the closing.

Who will lead the new CGI?

Jay Roberts, CEO of Cancer Genetics, will become CEO of the combined company and Dr. Charles Woler, MD, PhD, will serve as Chairman of the Board of Directors. Dr. Woler has spent the last 30 years in the healthcare industry, both in large multinational pharmaceutical companies, SMEs and also in smaller, earlier stage Biotech companies. His positions have included CEO of Roche France, CEO of SmithKline Beecham's European pharmaceutical business (London), CEO of Cadus Pharmaceuticals (US), CEO of Neuro3d & Endotis Pharma (France), and recently Biomnis (France). He holds non-executive chairman and directorship positions in companies in Europe, the US and Israel.

When will the merger be finalized?

The Boards of Directors of both companies have approved the proposed merger, which is expected to close in the fourth quarter of 2018 or early in Q1 2019, subject to the approval of Cancer Genetics' shareholders, regulatory approvals and other customary closing conditions.

Does the combined company have a solid financial future?

Existing NovellusDx shareholders, including Orbimed, Pontifax, Windham Capital Partners and Helsinn Investment Fund (the venture arm of Helsinn Therapeutics) , have committed to participate in a future financing following the closing of the merger. They are expected to contribute at least $10.0 Million in a financing that is targeted to be a total of $20 million.

CANCER GENETICS INCORPORATED

Key talking points to customers, suppliers and other business partners about the merger:

1. This transaction will combine Cancer Genetics' scale, expansive test portfolio and broad data set related to tumor biology cultivated over more than a decade, with NovellusDx's world-class technology and machine learning capabilities to form a leading, oncology-focused precision medicine company.

2. The aim of the combined Company is to address the emerging and rapidly growing precision oncology business and accelerate and enhance therapeutic development and effectively matching patients to targeted therapies to improve treatment success rates.

3. The combined Company has an opportunity to become an essential partner for biopharma companies to support their efforts to develop better, more targeted therapeutics and improve patient outcomes in cancer treatment while lowering the cost and time to identify and recruit the right patients into clinical trials, and speed up the approval process.

4. This merger will result in a Company offering world-class science and cutting-edge technology to empower oncologists and the biopharma industry to make optimal treatment decisions and develop new therapies to benefit patients in need.